UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to §240.14a-12
VALUEVISION MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

May 14, 2010

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of ValueVision Media, Inc., a Minnesota corporation, to be held at our offices located at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, on Thursday, June 24, 2010 at 9:00 a.m. central time.

This year we are taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy material over the Internet. The Notice Regarding Availability of Proxy Materials will tell you how you can access our proxy materials which describe the matters to come before the meeting. It also will tell you how to request a paper or e-mail copy of our proxy materials.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, please take the time to vote. Please vote your shares as instructed in the Notice Regarding Availability of Proxy Materials or on your proxy card and send your proxy through the Internet, telephone or mail as soon as possible so that your proxy is received prior to the meeting. This will assure that your shares will be represented at the meeting and voted in accordance with your wishes. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Keith R. Stewart
Chief Executive Officer

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are outlined on the Notice Regarding Availability of Proxy Materials or, if you received a paper copy of our proxy material, on your proxy card. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please submit your proxy through the Internet, by telephone, or mark, sign, date and promptly mail the paper proxy card in the postage-paid reply envelope provided. It is important that your shares be represented.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2010
GENERAL INFORMATION
PROPOSAL #1 ELECTION OF DIRECTORS
PROPOSAL #2 RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION FOR FISCAL 2009
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 24, 2010

To the Shareholders of ValueVision Media, Inc.:

The annual meeting of shareholders of ValueVision Media, Inc. will be held at our offices located at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota on Thursday, June 24, 2010 at 9:00 a.m. central time, or at any adjournments or postponements thereof. The meeting is being held for the purpose of considering and taking appropriate action with respect to the following:

1.	to elect eight directors, six of whom will be elected by the holders of shares of our common stock voting separately as a class and two of whom will be elected by the holders of shares of our series B redeemable preferred stock voting separately as a class; and

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011;

as well as to transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 30, 2010 will be entitled to receive notice of and to vote at the meeting or any adjournments thereof. This notice and proxy statement was first sent to shareholders on or about May 14, 2010.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting in person, you are requested to vote your proxy either (1) through the Internet at the address listed on the Notice Regarding Availability of Proxy Materials or the proxy card, (2) by calling a toll-free telephone number listed on the Notice Regarding Availability of Proxy Materials or proxy card or (3) by marking, signing and dating the proxy card and mailing it in the envelope provided. Preferred shareholders must vote by proxy card. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or by returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF THE PROPOSALS, INCLUDING VOTING IN FAVOR OF THE NOMINEES TO THE BOARD OF DIRECTORS.

By Order of the Board of Directors

Nathan E. Fagre
Senior Vice President, General Counsel and Secretary

May 14, 2010
Eden Prairie, Minnesota

PROXY STATEMENT
FOR THE
2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 24, 2010

GENERAL INFORMATION

The enclosed proxy is being solicited by our board of directors for use in connection with our annual meeting of shareholders to be held on Thursday, June 24, 2010 at our offices located at 6690 Shady Oak Road (Human Resources entrance), Eden Prairie, Minnesota, at 9:00 a.m., central time, and at any adjournments or postponements. Our telephone number is (952) 943-6000. The posting of these proxy materials on our website and the mailing of the proxy card to shareholders commenced on or about May 14, 2010.

What is the purpose of the Annual Meeting?

At the annual meeting we will ask our shareholders to vote on these matters:

1.	to elect a board of directors of eight directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified, six of whom are elected by the holders of our common stock voting separately as a class and two of whom are elected by the holders of our series B redeemable preferred stock, known as our preferred stock, voting separately as a class; and

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011;

as well as to transact other business that may properly be brought before the meeting.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 30, 2010 will be entitled to vote at the meeting or adjournments thereof. At the close of business on the record date, we had 32,686,735 shares of our common stock outstanding and entitled to vote. In addition, there were 4,929,266 shares of preferred stock outstanding and entitled to vote, all of which were held by GE Capital – Equity, herein after referred to as GE Equity. Every share is entitled to one vote on each matter that comes before the meeting.

With respect to proposal 1, the holders of the common stock, voting separately as a class, will be voting on the election of six directors and the holders of the preferred stock, voting separately as a class, will be voting on the election of two directors. The holders of the common stock and the preferred stock will vote together as one class at the meeting on proposal 2, with the holders of the preferred stock voting with the common stock on a one-for-one basis, meaning the holders of preferred stock will be entitled to 4,929,266 votes on proposal 2. The common stock and preferred stock are collectively referred to in this proxy statement as the voting securities.

Who is entitled to attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting in person. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:30 a.m. central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), and you wish to vote your shares at the meeting, instead of by proxy, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the annual meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Vote required

With respect to proposal 1, the presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of (a) the common stock entitled to a separate class vote on six directors at the meeting will constitute a quorum for purposes of this class vote and (b) the preferred stock entitled to a separate class vote on two directors at the meeting will constitute a quorum for purposes of these class votes. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of voting securities entitled to vote at the meeting (with the preferred stock counted on a one-for-one basis with the common stock) will constitute a quorum for the combined class votes on proposal 2.

How do I vote?

Proxies in the accompanying form that are properly signed and returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified.

You may vote electronically by submitting your proxy through the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate your identity as a ValueVision Media, Inc. shareholder, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

To vote by Internet:

•	Go to the web site printed on your Notice Regarding Availability of Proxy Materials or proxy card 24 hours a day, seven days a week.

•	Complete the electronic ballot and submit your voting instructions.

To vote by telephone:

•	From a touch-tone telephone, call the toll-free number printed on your Notice Regarding Availability of Proxy Materials or proxy card or electronic notification, 24 hours a day, seven days a week.

•	Follow the simple recorded instructions.

To vote by proxy card (preferred shareholders must vote by proxy card):

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope (we must receive the mailed proxy card prior to the meeting).

If you are a registered shareholder and attend the annual meeting, you may deliver your proxy in person. Paper ballots also will be available at the meeting. If you hold your shares in “street name,” you need to obtain a proxy form from the institution that holds your shares. Shareholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

How do I access the proxy materials?

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies to our shareholders. If you received a Notice Regarding Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice Regarding Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice Regarding Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding Availability of Proxy Materials.

May I change my vote after I return my proxy?

Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our corporate secretary either a notice of revocation or a duly executed proxy bearing a later date. Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling the toll-free number again and following the instructions, or by accessing the web site and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to elect directors?

Election of Directors.  With respect to proposal 1, six directors are to be elected by the holders of our common stock voting separately as a class and two directors are to be elected by the holders of our preferred stock voting separately as a class. The holders of preferred stock are entitled to elect three directors, but have chosen to elect only two directors at this time. In each separate class vote, the directors will be elected by each receiving a plurality of the votes cast by the holders of the outstanding shares of common stock and preferred stock, as applicable, present in person or by proxy and entitled to vote.

Other Items.  The affirmative vote of the holders of a majority of the outstanding shares of voting securities (voting as a single class) present in person or by proxy and entitled to vote is required to ratify proposal 2. For all other items that properly come before the meeting, the affirmative vote of a majority of the outstanding voting securities entitled to vote and present in person or represented by proxy at the meeting is required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote.

What is the effect of an “abstention” or “withhold” vote on the proposals to be voted on at the meeting?

A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because other proposals require the affirmative vote of the holders of a majority of the voting securities present and entitled to vote on each proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals. A “withhold” vote with respect to any director nominee will be counted for purposes of determining whether there is a quorum and will have the effect of a vote against the nominee.

What is the effect of a “broker non-vote” on the proposals to be voted on at the meeting?

A “broker non-vote” occurs if your shares are not registered in your name and you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable New York Stock Exchange rules. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq Global Market. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to such matter. Therefore, broker non-votes will not have any effect on any of the matters to be voted on at the meeting.

Can my broker vote my shares on my behalf without receiving voting instructions from me?

Under New York Stock Exchange rules, the election of directors is not a routine matter and therefore, if you do not direct your broker how to vote for a director in proposal 1, your broker may not exercise discretion and may not vote your shares on this proposal. The ratification or appointment of independent accountants is a routine item and, therefore, brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion.

What is the recommendation of the board of directors on my voting my shares?

Our board of directors recommends a vote for the election of each of the nominees to the board of directors set forth in proposal 1 to constitute the board of directors and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm set forth in proposal 2. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion. We currently are not aware of any business to be acted upon the 2010 Annual Meeting other than that described in this proxy statement.

What if I do not specify a choice for a matter when returning a proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares for the election of each of the nominees to the board of directors set forth in proposal 1 to constitute the board of directors and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm set forth in proposal 2.

May the meeting be adjourned?

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, the Internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our shares. We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

How may I obtain additional copies of the annual report and/or proxy statement?

Our annual report on Form 10-K for our fiscal year ended January 29, 2010, including audited financial statements, and the 2010 proxy statement are available online at www.valuevisionmedia.com/proxy. Please follow the instructions on the Notice Regarding the Availability of Proxy Materials to request a paper copy of the materials. For additional printed copies, which are available without charge, please contact our corporate secretary by mail at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344- 3433, Attention: Corporate Secretary.

What is the deadline for submitting a shareholder proposal for including in the proxy statement for our 2011 annual meeting?

We must receive shareholder proposals intended to be presented at the 2011 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than January 14, 2011. The inclusion of any shareholder proposals in those proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. Written copies of all shareholder proposals should be sent to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

If notice of any other shareholder proposal intended to be presented at the 2011 annual meeting is not received by us on or before March 30, 2011, the proxy solicited by our board of directors for use in connection with that meeting may confer authority on the proxies named therein to vote in their discretion on such proposal without any discussion in our proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

PROPOSAL #1

ELECTION OF DIRECTORS

Eight directors will be elected at the meeting. Six of the directors will be voted upon and elected by the holders of shares of common stock voting separately as a class. Two of the directors will be voted upon and elected by the holders of shares of preferred stock voting separately as a class. Currently, the holders of preferred stock are entitled to elect up to three directors on the board, but have determined to elect only two directors. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or his or her earlier resignation or removal. All of these director nominees have consented to serve as a director, if elected.

Assuming shareholders elect all the director nominees named in this proxy statement at the annual meeting, we will continue to have eight directors. The board of directors has authority under our by-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the board’s size between annual meetings. Your proxy holder will vote your shares for the board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the board of directors. If none is proposed, the size of the board of directors may be reduced accordingly.

If prior to the annual meeting the board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the board. Alternatively, the proxies, at the board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The board has no reason to believe that any of the nominees will be unable to serve.

Our corporate governance and nominating committee has nominated six directors to be elected by the holders of the common stock. The following table sets forth certain information concerning the persons who are nominated for election to the board of directors.

Name	Age	Director Since	Positions Currently Held with Our Company

Common Stock Directors
Keith R. Stewart	47	2008	Chief Executive Officer, Director
Randy S. Ronning	61	2009	Chairman of the Board
Joseph F. Berardino	59	2008	Director
John D. Buck	59	2004	Director
Edwin P. Garrubbo	44	2009	Director
Robert J. Korkowski	69	1993	Director
Preferred Stock Directors
Catherine Dunleavy	41	2008	Director
Patrick O. Kocsi	41	2008	Director

Nominees for Election by Holders of Shares of Common Stock

Joseph F. Berardino has served as a managing director at Alvarez & Marsal, a global professional services firm, since October 2008. Prior to joining Alvarez & Marsal, Mr. Berardino was chairman of the board of directors and chief executive officer of Profectus BioSciences, a private biotechnology company, from October 2005 to January 2008. From February 2008 to September 2008, Mr. Berardino continued his service as a member of the board of directors of Profectus BioSciences but was not an employee during that period. He previously served as vice-chairman of Sciens Capital Management, a New York-based alternative asset management firm, from mid-2004 to September 2005. Before Sciens, Mr. Berardino was chief executive officer of Andersen Worldwide, a global accounting and consulting firm. Mr. Berardino currently is the chairman of the finance committee for the board of trustees of Fairfield University. He has been a Certified Public Accountant since 1975. Mr. Berardino offers strong financial management and accounting acumen, through his career both in public accounting as well as in senior management and board positions at a number of companies. He also brings experience and extensive contacts in capital markets and capital-related matters that are important to the future growth and success of our company. His broad experience and service in senior management and boards of directors provides our board with valuable perspective in his role as chairman of the corporate governance and nominating committee.

John D. Buck previously served as chief executive officer of Medica (Minnesota’s second largest health insurer) from July 2001 until his retirement in January 2003. Since 2003 he has served as non-executive chairman of the board of Medica. From October 25, 2007 to March 3, 2008, and again from August 22, 2008 through January 26, 2009, Mr. Buck served as our interim chief executive officer. Previously, Mr. Buck worked for Fingerhut Companies where he held several senior executive positions, including president and chief operating officer. He left Fingerhut in October 2000. Mr. Buck also previously held executive positions at Graco Inc., Honeywell Inc., and Alliant Techsystems Inc. In addition to Medica, he currently serves on the boards of directors of Patterson Companies, Inc. and Halo Innovations, Inc. Mr. Buck provides the board with his experience in the consumer retail industry, including his past service as an interim chief executive officer of our company and his senior leadership positions at Fingerhut Companies. He additionally brings to us the knowledge and judgment he gains from serving on other public and private company boards, which allows us to benefit from his insight into board governance matters and appropriate board processes.

Edwin P. Garrubbo currently is the chief executive officer of Creative Commerce, LLC, an investment and strategy firm focused on electronic retailing, which he founded in January 2006. Previously, Mr. Garrubbo was chief executive officer of American Telecast Products, a direct response marketing company, from 2001 to December, 2005. Mr. Garrubbo has fifteen years experience in the electronic retailing industry and is a past chairman of the Electronic Retailing Association (ERA). Currently he is a member of the boards of ERA Europe and the Direct Marketing Association. Mr. Garrubbo brings to our board his extensive knowledge of multi-channel retailing, proven industry experience, and global contacts along with his ability to identify product development opportunities for our premium lifestyle shopping channel.

Robert J. Korkowski, from 1989 until his retirement in 1996, was the senior vice president of finance and a director of Opus Corporation, a privately held real estate development and construction company. From 1986 to 1989, Mr. Korkowski was the vice president and chief financial officer of National Computer Systems, Inc., an information systems company. From 1974 to 1986, Mr. Korkowski was executive vice president and chief financial officer of G. Heileman Brewing Company. Mr. Korkowski brings to our board and our audit committee financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of a public corporation, as evidenced by the various financial management and accounting positions held during his career. This expertise serves the board well in his role as chairman of the audit committee. In addition, through his long tenure of service as a director of our company, he has a valued perspective of the challenges and opportunities associated with our company and our industry.

Randy S. Ronning currently serves as chairman of our board of directors. Mr. Ronning served as executive vice president and chief merchandising officer of QVC, a major electronic retailer, where he oversaw all merchandising, brand management, and merchandise analysis efforts of QVC and QVC.com, from June 2005 until his retirement in January 2007. He also was responsible for QVC.com operations during this period. Previously, Mr. Ronning was executive vice president with responsibility over affiliate sales and marketing, information services, marketing, research and sales analysis, direct marketing, corporate marketing, public relations, and charitable giving at QVC, from 2001 to May 2005. Prior to joining QVC, Mr. Ronning spent 30 years with J.C. Penney Co., where he held executive positions including president of its catalog and internet divisions. Mr. Ronning’s extensive senior executive level experience at two major retailing companies provides the board and the company with invaluable expertise and industry knowledge as we execute our new strategy for growth and profitability. In particular, Mr. Ronning’s record of success in leading the development and success of the e-commerce operations at his prior companies is of substantial importance to the board and the company in addressing similar growth opportunities in our company’s business. Mr. Ronning’s depth of experience in managing, leading and motivating employees provides the board with great insights in his role as chairman of the human relations and compensation committee.

Keith R. Stewart is our chief executive officer. He was named our president and chief executive officer in January 2009 after having joined ShopNBC as president and chief operating officer in August 2008. Mr. Stewart voluntarily relinquished the title of president in February 2010 in conjunction with the appointment of a new president of our company, which was disclosed in a Current Report on Form 8-K filed February 3, 2010. Mr. Stewart retired from QVC in July 2007 where he had served the majority of his retail career, most recently as vice president — merchandising of QVC (USA) and vice president — global sourcing of QVC (USA) from April 2004 to June 2007. Previously he was general manager of QVC’s German business unit from 1998 to March 2004. Mr. Stewart first joined QVC as a consumer electronics buyer in 1992 and was promoted through a series of progressively responsible positions through which he developed expertise in key areas of TV home shopping, including merchandising, programming, cable distribution, strategic planning, organizational development, and international sourcing. Mr. Stewart brings to our board and our company extensive executive retail, operations, product sourcing and e-commerce experience both domestically and internationally with more than fifteen years of leadership experience in the electronic retailing industry. His strong understanding of multi-channel retailing strategy and operations and his proven track record of delivering growth and profitability in our industry gives the board essential perspectives and insights in their oversight of company strategy and development.

Nominees for Election by Holders of Shares of Preferred Stock

Catherine Dunleavy has served as executive vice president and chief financial officer, NBC Universal Cable, which holds the cable properties of NBC Universal, a leading media and entertainment company, since March 2007. In her present role Ms. Dunleavy oversees the financial performance and strategic analysis of NBC Universal’s cable properties including USA, Sci Fi, Bravo, Oxygen, Universal HD, Sleuth, Chiller, i-Village and Cable Studio, as well as the financial performance of cable distribution. Previously Ms. Dunleavy held the role of senior vice president and chief financial officer of USA and Sci Fi from May 2004 to March 2007. In her prior roles at NBC Universal, Ms. Dunleavy was vice president of financial planning and analysis from January 2001 to May 2004. Before joining NBC Universal, Ms. Dunleavy worked for GE Equity’s corporate audit staff from June 1995 to January 2001, where she was promoted to executive audit manager. Ms. Dunleavy provides the board with unique insights and knowledge of the television broadcasting and cable industry. In addition, her experience as a chief financial officer at NBC Universal Cable and in the corporate audit staff at GE Equity provides the board with her expertise and background in cable network financial matters.

Patrick O. Kocsi was named a senior managing director of GE Equity, GE’s private equity investment group, in February 2009, where he leads the portfolio management team for the business. Previously, from June 2007 to January 2009, he was a managing director at GE Equity. Mr. Kocsi joined GE in 1991 in the Financial Management Program in GE Plastics. He worked in The Netherlands, France, and the US. In 1996, he joined GE Capital working on acquisitions in the US, Brazil, and Germany. In that role Mr. Kocsi began investing in industrial, media, transportation, and technology companies. Currently he serves as a director on the board of SecureWorks. Mr. Kocsi brings a diverse financial and business management background to the board as evidenced by his holding a variety of positions, both domestically and internationally, with GE. In addition, he brings the board a broad perspective and knowledge on corporate finance and mergers & acquisitions matters through his participation as a portfolio manager for GE Equity across a number of industries.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES LISTED ABOVE
TO CONSTITUTE OUR BOARD OF DIRECTORS.

PROPOSAL #2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been our independent registered public accounting firm since fiscal 2002. Upon recommendation from our audit committee, our board of directors selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for our fiscal year ending January 29, 2011, subject to ratification by our shareholders. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2011.

Deloitte & Touche LLP Attendance at Annual Meeting

A representative of Deloitte & Touche LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Billed by Deloitte & Touche LLP

In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by Deloitte & Touche LLP in our fiscal year ended January 30, 2010, known as fiscal 2009, and January 31, 2009, known as fiscal 2008, for these various services:

	Fiscal 2009	Fiscal 2008
Description of Fees	Amount	Amount

Audit Fees	$473,000	$405,635
Audit-Related Fees	21,100	—

Total Audit and Audit-Related Fees	494,100	405,635
Tax Fees:
Tax Compliance Fees	73,800	85,000
Tax Consultation and Advice Fees	133,810	70,840

Total Tax Fees	207,610	155,840
All Other Fees	—	—

Total	$701,710	$561,475

Audit Fees.  The audit fees set forth above for fiscal 2009 and fiscal 2008 consist of fees billed by Deloitte & Touche LLP for audit services in connection with their review of our interim financial statements for the first three quarters of each fiscal year and for the audit of our fiscal year-end financial statements and the effectiveness of internal controls over financial reporting, in addition to fees for audit services that normally are provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as comfort letters, consents related to Securities and Exchange Commission registration statements and other services related to Securities and Exchange Commission matters for the fiscal year.

Audit-Related Fees.  The audit-related fees set forth above for fiscal 2009 consist of fees billed by Deloitte & Touche LLP for agreed-upon procedure letters and consultation regarding other accounting matters. There were no audit-related fees for fiscal 2008.

Tax Fees.  The tax compliance fees set forth above consist solely of fees billed by Deloitte & Touche LLP for preparation of federal, state and local income tax returns and Internal Revenue Service audit assistance. The tax consultation and advice fees set forth above for fiscal 2009 and fiscal 2008 primarily consist of fees billed for consultation and assistance in connection with an IRS private letter ruling for fiscal 2009 and for tax planning regarding various federal and state income and sales and use tax matters, net operating loss calculation, as well as assistance with employee compensation matters.

All Other Fees.  We were not billed any amounts by Deloitte & Touche LLP for other products and services during fiscal 2009 or fiscal 2008.

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent auditor’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.

Report of the Audit Committee

The role of our audit committee, which is composed of three independent non-employee directors, includes oversight of the integrity of our company’s consolidated financial statements, our internal controls, our company’s compliance with legal and regulatory requirements and the performance, qualifications and independence of our independent auditors. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended January 30, 2010 with management; (b) discussed with Deloitte & Touche, our company’s independent registered public accounting firm, the matters required to be discussed by the FASB Accounting Standard Codification relating to Auditor’s Communication with Those Charged with Governance; and (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning their independence, and discussed with Deloitte & Touche their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that our audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee

Robert J. Korkowski (Chairman)
Joseph F. Berardino
Randy S. Ronning

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
PROPOSAL 2 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

CORPORATE GOVERNANCE

Shareholder Communications with the Board of Directors

Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipients in sealed envelopes labeled with “chairman of the board” or the names of specified directors. This letter should be placed in a larger envelope and mailed to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary. The corporate secretary will forward the sealed envelopes to the designated recipients.

Attendance at Shareholder Meetings

The directors are encouraged, but not required, to attend all meetings of our shareholders. All of our then-serving directors attended our 2009 annual meeting of shareholders.

Composition of the Board During Fiscal 2009

At the beginning of fiscal 2009 our board of directors consisted of Joseph Berardino, John Buck, Catherine Dunleavy, Douglas Holloway, Patrick Kocsi, Robert Korkowski, Keith Stewart, Randy Ronning and George Vandeman. Mr. Vandeman resigned from the board on February 1, 2009 and Mr. Holloway resigned from the board on February 12, 2009. Mr. Ronning was elected chairman on June 25, 2009, replacing Mr. Buck who voluntarily stepped down as chairman. Edwin Garrubbo was elected to the board on July 24, 2009.

Board Leadership Structure and Risk Oversight

The company’s corporate governance guidelines provide that the chairman of the board and the chief executive officer currently are separate offices, with a non-executive chairman of the board. While the board retains the right to exercise its discretion in combining or separating the offices of chairman of the board and chief executive officer, there currently is not an intention to combine the offices. This determination will be made depending upon what our board believes is best for our company and our shareholders in light of all circumstances at any particular time.

The company’s management is responsible for risk management on a day-to-day basis. The board oversees the risk management activities of management directly and through the committees of the board by discussing with management the policies and practices utilized by management in assessing and managing risks and by providing input on those policies and practices. In general, the board oversees risk management activities relating to business strategy, strategic transactions, capital allocation, legal and regulatory risk, and operational risks; the audit committee oversees risk management activities related to certain financial risks; the compensation committee oversees risk management activities relating to the company’s compensation policies and practices and organizational risk; and the nominating and governance committee oversees risk management activities relating to board composition and function. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. The company includes an assessment of major risks facing the company and mitigation plans as part of its annual strategic planning process. Certain key risks and related mitigation plans are also reviewed throughout the year either by the board or its committees.

Director Independence

Messrs. Berardino, Buck, Garrubbo, Kocsi, Korkowski and Ronning, and Ms. Dunleavy, constituting a majority of the board of directors, have been determined to be independent as that term is used in Section 10A of the Exchange Act of 1934 and as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Committees of the Board of Directors

Committees established and maintained by the board of directors include the audit committee, the human resources and compensation committee, known as the compensation committee, and the corporate governance and nominating committee, known as the governance committee. From time to time the board of directors also may establish additional committees for specific purposes.

The following table summarizes the current membership of each of our on-going committees:

	Audit	Compensation	Governance
Director	Committee	Committee	Committee

Common Stock Directors
Joseph F. Berardino	Member	Member	Chairman
John D. Buck	—	—	Member
Edwin P. Garrubbo	—	—	—
Robert J. Korkowski	Chairman	Member	Member
Randy S. Ronning	Member	Chairman	—
Keith R. Stewart	—	—	—
Preferred Stock Directors
Catherine Dunleavy	—	—	—
Patrick O. Kocsi	—	—	—

Audit Committee

The audit committee consists of Messrs. Korkowski (chairman), Berardino and Ronning. All members of the audit committee are independent as that term is used in Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Korkowski, chairman of the audit committee, is an audit committee financial expert as defined by the Securities and Exchange Commission’s regulations.

The audit committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The audit committee:

•	reviews our audited financial statements and recommends to the board of directors that the audited financial statements be included in our annual report on Form 10-K;

•	recommends to the board of directors the selection of the independent registered public accounting firm to audit our books and records;

•	reviews our accounting and auditing principles and procedures with a view toward providing for adequate internal controls and reliable financial records;

•	approves all fees of, as well as the provision of any non-audit services by, our independent registered public accounting firm; and

•	reviews our quarterly reports on Form 10-Q and our earnings press releases before they are issued publicly.

To this end, the audit committee oversees our financial reporting process by, among other things, reviewing and reassessing the audit committee charter, reviewing with the independent auditors the plans and results of the auditing engagement, recommending and taking action to oversee the independence of our independent registered public accounting firm and recommending to the board of directors the engagement of our independent registered public accounting firm. The audit committee charter was amended in 2004 and complies with the standards set forth in Securities and Exchange Commission and stock exchange regulations. A copy of the audit committee charter is available on our website at www.valuevisionmedia.com.

Human Resources and Compensation Committee

The human resources and compensation committee, known as the compensation committee, consists of Messrs. Ronning (chairman), Berardino and Korkowski. All members of the compensation committee are independent directors as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and for purposes of Internal Revenue Code Section 162(m).

The responsibilities of the compensation committee are set forth in the compensation committee charter, which is reviewed regularly and amended as appropriate in light of Securities and Exchange Commission and stock exchange regulations, and which is available on our website at www.valuevisionmedia.com.

Among other duties, the compensation committee has the responsibility to:

•	establish executive compensation strategy, including base salary, incentive compensation and any other compensation elements;

•	assure that all executive officers are compensated in a manner consistent with such strategy, internal considerations, competitive practices and the requirements of regulatory agencies;

•	oversee our stock-based incentive plans and approve all grants to executive officers made in connection with those plans;

•	review and make recommendations to the board of directors regarding (i) the components of and total cash compensation for our chief executive officer, and (ii) stock-based grants to our chief executive officer;

•	review and, if appropriate, recommend to the board of directors any employment agreements or severance arrangements for the chief executive officer or other members of senior management, including change-in-control provisions, plans or agreements;

•	monitor our employee benefit plans and discharge the duties imposed on the committee by the terms of those plans;

•	oversee succession planning for the chief executive officer and other members of the senior executive team;

•	annually evaluate the performance of the committee and the adequacy of the committee’s charter, and report the evaluation to the board of directors; and

•	perform other duties or functions deemed appropriate by the board of directors.

Compensation decisions for the named executive officers (other than the chief executive officer) and the other corporate officers directly reporting to the chief executive officer are made by the compensation committee. For the chief executive officer, the compensation decisions are made by the board of directors upon the recommendation of the committee. Under its charter, the compensation committee has the authority to engage, review and approve the payment of fees to or terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities.

The compensation committee’s meeting agendas are determined by its chairman, with the assistance of the senior vice president of human resources and TV sales and the corporate secretary. The committee reports on its actions regarding executive compensation to the board of directors for all corporate officers except in the case of the chief executive officer. For the chief executive officer, the committee will make a recommendation to the board of directors for review and action.

The committee is supported by our human resources and legal departments upon request. In addition, the committee has engaged Towers Watson, a global human resources consulting firm, to conduct periodic reviews of its total compensation program for executive officers. The chair of the committee reviews fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence while rendering advice to the committee. Under a policy established by the committee, Towers Watson only performs work for the committee, the board of directors and other committees of the board of directors, and is not retained by our management for other benefits, compensation or recruiting services, or any other purposes.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee, known as the governance committee, consists of Messrs. Berardino (chairman), Buck and Korkowski. All members of the governance committee are independent directors as that term is defined in Rule 5605 (a)(2) of the Nasdaq Marketplace Rules.

The governance committee advises and makes recommendations to the board of directors on all matters concerning the selection of candidates as nominees for election as directors, corporate governance, compensation of directors and other matters as specified in the governance committee’s charter or as directed by the board of directors. The governance committee has recommended to the board of directors that each of the nominees listed for election to the board of directors in proposal 1 be elected to the board of directors. The responsibilities of the governance committee are set forth in the governance committee charter, which is reviewed regularly in light of Securities and Exchange Commission and stock exchange regulations and is available on our website at www.valuevisionmedia.com.

Director Qualifications, Board Diversity and Shareholder Nominations for Directors

The governance committee charter describes the attributes we seek in considering director candidates. The governance committee will consider persons recommended by shareholders in selecting nominees for election to the board of directors. The governance committee recommends qualified individuals who, if added to the board of directors, will provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for our company. We have determined that a majority of our directors should be independent directors. The governance committee uses the following additional guidelines, which are set forth in its charter, in analyzing the qualifications for directors:

The committee will consider the ability of the director candidate to devote sufficient time to fulfilling his or her duties as a director, the candidate’s judgment, skill, experience with businesses and other organizations in industries related to the business of our company (such as consumer merchandising and retail; TV home shopping; TV programming and media; retail operations and fulfillment; direct response marketing; e-commerce and technology; finance; mergers and acquisitions; and corporate law), experience as an executive with a publicly traded company, the interplay of the candidate’s experience with the experience of other board members and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors.

Shareholders who wish to suggest qualified candidates should write to: ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Governance and Nominating Committee, c/o Corporate Secretary. All recommendations should state in detail the qualifications of the persons for consideration by the governance committee and should be accompanied by an indication of the person’s willingness to serve.

Business Ethics Policies

We have adopted a business ethics policy applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this business ethics policy is available on our website at www.valuevisionmedia.com. In addition, we have adopted a code of ethics for our chief executive officer and senior financial management; this policy also is available on our website at www.valuevisionmedia.com. We intend to satisfy the disclosure requirements under Form 8-K regarding an amendment to, or waiver from, a provision of our codes of ethics by posting this information on our website at the address specified above.

Attendance and Meetings of the Board of Directors and Its Committees

Our business and affairs are managed by the board of directors, which held six meetings during fiscal 2009 and took action by written consent eight times. During fiscal 2009, the audit committee held nine meetings; the compensation committee held four meetings; and the governance committee held one meeting. During fiscal 2009, each director attended 100% of the aggregate of the total number of meetings of the board of directors and total number of meetings held by these committees of the board of directors on which he or she served.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is now or has ever been an officer or employee of our company or of any of our subsidiaries. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our securities as of April 30, 2010 based on a total of 32,686,735 shares of common stock and 4,929,266 shares of preferred stock outstanding as of that date by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock or preferred stock, (ii) each of the directors, and (iii) our chief executive officer and each of the other executive officers named in the summary compensation table who is or was an executive officer during fiscal 2009 and (iv) all directors and executive officers as a group. Shareholders listed below possess sole voting and investment power with respect to their shares and have a mailing address of 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433 unless otherwise indicated.

		Number of Shares	Percent of
Name and Address	Title of Class	Beneficially Owned	Class

Non-Employee Directors:
Joseph F. Berardino(1)	Common Stock	122,000	*
John D. Buck(2)	Common Stock	540,660	1.63%
Catherine Dunleavy	—	—	—
Edwin P. Garrubbo(3)	Common Stock	149,342	*
Patrick O. Kocsi	—	—	—
Robert J. Korkowski(4)	Common Stock	209,211	*
Randy S. Ronning(5)	Common Stock	251,266	*
Named Executive Officers:
Keith R. Stewart(6)	Common Stock	2,013,155	6.14%
Frank P. Elsenbast(7)	Common Stock	208,811	*
Kris M. Kulesza(8)	Common Stock	456,000	1.39%
Carol Steinberg(9)	Common Stock	54,257	*
Nathan Fagre(10)	Common Stock	239,080	*
All directors and executive officers as a group (17 persons)(11)	Common Stock	4,628,028	13.51%
Other 5% or Greater Shareholders:
GE Capital Equity Investments, Inc.(12)	Common Stock	6,000,000	15.5%
201 Merrit 7	Preferred Stock	4,929,266	100.0%
Norwalk, Connecticut 06851
General Electric Capital Corporation
260 Long Ridge Road
Stamford, Connecticut 06927
NBC Universal, Inc.(12)	Common Stock	6,474,309	19.8%
30 Rockefeller Plaza
New York, New York 10112

*	Less than 1%

(1)	Includes options to purchase 30,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010.

(2)	Includes options to purchase 532,660 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010.

(3)	Includes options to purchase 30,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010.

(4)	Includes options to purchase 65,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010.

(5)	Includes options to purchase 50,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010.

(6)	Includes options to purchase 125,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010.

(7)	Represents options to purchase 208,811 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010. Effective March 5, 2010, Mr. Elsenbast voluntarily resigned as our senior vice president and chief financial officer.

(8)	Includes options to purchase 100,000 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010 and 56,900 shares that are indirectly owned (by spouse).

(9)	Includes options to purchase 33,333 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010.

(10)	Includes options to purchase 222,173 shares that are presently exercisable or may become exercisable within 60 days of April 30, 2010.

(11)	Includes options to purchase 1,564,890 shares of common stock that are presently exercisable or will become exercisable within 60 days of April 30, 2010 granted to directors and executive officers.

(12)	Information with respect to GE Capital Equity Investments, Inc., known as GECEI, NBC Universal, Inc., General Electric Capital Corporation, known as GE Capital, General Electric Capital Services, Inc., known as GECS, General Electric Company, known as GE, and National Broadcasting Company Holdings, Inc., known as NBCHI is provided in reliance upon information included in a Schedule 13D filed on February 25, 2009. GECS, GE, and NBCHI disclaim beneficial ownership with respect to all shares of common stock and preferred stock. Common stock shown for GECEI includes 6,000,000 shares of common stock issuable upon the exercise of the 2009 Warrants. In addition, common stock shown for NBC Universal, Inc. includes 6,452,194 shares of common stock and 22,115 shares of common stock issuable upon exercise of certain warrants for which NBC has sole dispositive power. See “Certain Transactions — Strategic Alliance with GE Capital — Equity and NBC Universal.” Under certain agreements, GECEI and GE Capital (by virtue of its ownership of all of the common stock of GECEI), may be deemed to share voting power and dispositive power with respect to 6,000,000 shares of common stock and 4,929,266 shares of preferred stock. See “Certain Transactions — Strategic Alliance with GE Capital — Equity and NBC Universal” and “— Trademark License Agreement with NBC Universal.” The address of GECS is 260 Long Ridge Road, Stamford, Connecticut 06927; the address of GE is 3135 Easton Turnpike, Fairfield, Connecticut 06431; and the address of NBCHI is 30 Rockefeller Plaza, New York, New York 10112.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are structured to align the interests of our executives, directors and shareholders. They are designed to attract, retain and motivate our management team to develop our distinctive brand and competitive advantage in the marketplace, and to provide a framework that encourages improved financial results over the long-term.

Program Objectives and Reward Philosophy

The compensation committee has adopted a comprehensive executive compensation program based on the following principles:

•	Competitive pay. The program enables ValueVision Media, Inc. to attract, retain and motivate the key executives necessary for our current and long-term success.

•	Pay for performance. Executive compensation is linked to the attainment of corporate goals. Bonus compensation will vary based on the level of achievement of specific performance measures that are tied to corporate and departmental business objectives. Individual performance will be considered by the committee solely on a discretionary basis and is a factor in allocating bonus dollars only if corporate and departmental objectives have been met. Individual performance was not a component for determining compensation for 2009.

•	Equity emphasis. A significant portion of executive compensation is equity-based in order to tie executive compensation to the long-term enhancement of shareholder value.

•	Independence. The committee exercises independent judgment and approval authority with respect to establishing executive compensation programs, performance measures and awards.

The company’s executive compensation program is structured to provide a mix of fixed and variable compensation, as well as short-term annual and long-term equity incentive potential. The variable compensation components of the program are designed so that our executives’ total compensation will be above the median of our competitive market when our results are above the target levels of performance established by the committee and below the median of our competitive market when our results fall below this targeted performance. This relative fluctuation in compensation value is increased by the use of long-term equity incentives.

Competitive Market

The committee has structured our base salary, annual management incentive plan, and long-term equity incentive programs based on our compensation strategy and objectives. To ensure competitiveness of each of the elements of our compensation program, including base pay, short-term annual incentives and long-term equity incentives, the committee directs Towers Watson, a global human resources consulting firm, to conduct an annual review of our total compensation for the named executive officers and the other officers. Towers Watson provides the committee with relevant market data, including data from both published surveys and proxy sources, and alternatives to consider when making compensation decisions for the named executive officers and other officers.

The committee compares each element of total compensation against an established peer group as well as data from published survey sources to obtain a general understanding of current compensation practices. The peer group, which is reviewed periodically and updated by the committee, consists of publicly traded specialty retail, e-commerce, media and mail order/catalog companies. Data from published salary surveys is reviewed for comparison positions in organizations with similar revenues. Published salary surveys include Towers Watson and Mercer surveys as well as the Towers Watson media/retail survey.

The companies included in our peer group for proxy pay comparison in fiscal 2009 included:

1 800 FLOWERS.COM Inc.	GSI Commerce Inc.	Priceline.com Inc.
Alloy Inc.	IAC/InterActive Corp.	School Specialty Inc.
Amazon.com, Inc.	Liberty Media Interactive	The E.W. Scripps Co. (The)
Coldwater Creek Inc.	Overstock.com Inc.	Systemax Inc.
eBay Inc.	PC Mall Inc.	Zale Corp.

We compete with many larger retailers for executive talent. Therefore, the committee’s philosophy is to set total compensation (base pay, short-term annual incentives and long-term equity incentives) for the named executive officers and other officers at the median of the compensation ranges for similar roles in comparator organizations but does not use such information as a reference point on which it bases compensation decisions. Actual base pay levels are determined by recognizing the contributions of our executives in their day-to-day responsibilities, reflecting the scope and complexity of their role, and reflecting their current and historical levels of performance measured by the attainment of corporate goals and committee discretion. We target the 50th percentile of our peer group for base salaries. Short-term annual incentives are designed to provide market competitive incentives for meeting challenging annual targets and greater incentives for exceeding aggressive annual targets. Long-term equity incentives are designed to compensate named executive officers and other officers by providing market competitive total direct compensation and aligning executive performance with shareholder interests.

Compensation Consultant

Towers Watson has been retained by and reports directly to the compensation committee; Towers Watson also performs other advisory work from time to time for the board and for the governance committee of the board. Apart from its work for the board and the compensation and governance committees, Towers Watson does no other advisory or other work for our company. Specifically, the committee has asked Towers Watson to regularly provide independent advice on current trends in compensation design, including overall levels of compensation, the merits of using particular forms of compensation, the relative weightings of different compensation elements, and the value of particular performance measures on which to base compensation. Within this framework, Towers Watson has been instructed to work collaboratively with management, including our chief executive officer, our senior vice president of human resources & TV sales and other senior vice presidents to gain an understanding of our business and compensation programs to help Towers Watson advise the committee.

Compensation Process

The compensation committee is responsible for determining the composition and value of our named executive officers and other officers pay packages and for developing a recommendation for the chief executive officer’s pay package that is reviewed and approved by the board. The committee receives assistance from two sources: (1) an independent compensation consulting firm, Towers Watson; and (2) our human resources staff, led by our senior vice president of human resources & TV sales.

Compensation recommendations for named executive officers and other officers are made to the committee in two ways:

•	With respect to chief executive officer compensation, Towers Watson provides an independent recommendation to the committee, in the form of a base salary, short-term annual incentive bonus target percent, and long-term equity incentive amount translated into stock options, for the committee’s consideration. In developing its recommendation, Towers Watson relies on its understanding of our business and compensation programs and Towers Watson’s independent research and analysis. Towers Watson does not meet with the chief executive officer with respect to his compensation.

•	For other named executive officers and other officers, the human resources staff led by the senior vice president of human resources & TV sales works with the chief executive officer to develop recommendations to be brought before the committee. In developing these recommendations, the human resources staff presents the chief executive officer with market data on pay levels and compensation design practices provided by Towers Watson and Mercer surveys as well as the Towers Watson media/retail survey.

All recommendations for the chief executive officer’s pay package are made solely by the committee and approved by the board of directors. Decisions for the named executive officers’ and other officers’ pay packages are made solely by the committee. No other named executive officers are involved in the recommendations.

Elements of Compensation

For fiscal 2009, the principal elements of our executive compensation program consisted of the following components:

•	Base salary

•	Short-term annual incentive

•	Long-term equity incentives in the form of stock options

•	Severance, including change of control severance

Compensation Mix

Our compensation strategy allows for a substantial portion of compensation to be allocated to short-term annual incentives and long-term equity incentives. We maintain a general range of compensation mix, as described below (i.e., percentage of pay allocated between base pay and short-term annual incentive and long-term equity incentive pay). To determine the appropriate mix of compensation, specific financial and business performance goals that were intended to meet shareholder expectations were identified for fiscal 2009 as more fully described below. The purpose of the plan was to focus and align the organization by communicating and rewarding the achievement of company goals.

Base Salary

•	Base salary represents 40% or less of the chief executive officer’s, named executive officers’ and other officers’ total direct compensation for performance at target.

•	The chief executive officer’s, named executive officers’ and other officers’ base salary is based on the contributions of our executives in their day-to-day responsibilities, the scope and complexity of their role, and their current and historical levels of performance.

Short-Term Annual Incentive

•	Short-term annual incentive opportunity generally comprises 15-20% or less of a named executive officer and other officer’s total direct compensation for performance at target; for the chief executive officer it generally comprises 25-30%. The chief executive officer’s annual total compensation opportunity accordingly reflects a grater percentage of annual incentives than for the other named executive officers.

•	Short-term annual incentive results are reviewed by the committee with respect to the quality of the company’s performance and the extent to which the performance goals under the annual incentive plan have been met at the end of the fiscal year.

•	For individuals to receive any payout under the short-term annual incentive program, a minimum threshold of company financial performance must be met, which is established by the compensation committee annually.

Long-Term Equity Incentive

•	Long-term equity incentive compensation represents 30-45% of the chief executive officer’s, named executive officers’ and other officers’ total compensation for target performance.

•	Long-term equity incentive compensation is awarded in the form of stock options.

•	Officers generally will receive a stock option grant at the time of their hire, vesting over a three year period. Periodically the company may grant additional stock option awards to officers based upon market data and availability of stock options within our omnibus plans. No stock options outside of hire were granted to the chief executive officer or named executive officers last fiscal year.

Severance

•	Named executive officers generally are eligible for one-time their base annual salary if their position is eliminated. The chief executive officer is eligible for one-time his base salary and one-time his annual bonus objective.

•	Named executive officers are eligible for one-time their base salary in the event of a change-in-control and termination of employment. The chief executive officer is eligible for two-times his base salary.

Total Direct Compensation

•	If financial performance goals are exceeded and our stock price increases, the above elements aim to deliver total direct compensation above the median of the compensation ranges for named executive officers and other officers in the comparator organizations.

•	If financial performance falls below threshold levels and our stock price decreases meaningfully, the above elements will deliver significantly reduced total direct compensation relative to the median of the applicable compensation ranges for similar roles in the comparator organizations.

Fiscal 2009 Compensation Decisions

The committee approved the targeted annual cash compensation for fiscal 2009 as listed below for each of the named executive officers. The fiscal 2009 target amount is comprised of the following primary components of compensation reviewed and approved for each officer by the committee on an annual basis: base salary and the short-term annual incentive award assuming achievement of target performance. Except for Keith Stewart’s promotion to chief executive officer on January 26, 2009, which resulted in an increase in base salary of $150,000, no salary increases were given to named executive officers or other officers in fiscal 2009. This was due to the company’s financial performance and review of market data.

Fiscal 2009 Targeted
Name	Cash Compensation

Keith Stewart	$1,137,500
Kris Kulesza	$455,000
Carol Steinberg	$455,000
Frank Elsenbast	$429,240
Nathan Fagre	$446,040

The fiscal 2009 target amounts differ from the amounts reflected in the Summary Compensation Table because the above table reflects targeted annual cash incentive, while the Summary Compensation Table includes actual cash incentive paid for the fiscal year. No annual cash incentives were paid with respect to fiscal 2009 since the minimum financial threshold for the 2009 annual incentive program was not attained.

Performance Measures & Objectives

For fiscal 2009, the committee selected EBITDA, as adjusted, net working capital and strategic customer advantage/transaction cost as the key financial and business metrics for the organization to be measured against in order to meet shareholder expectations to return to profitability. (We define EBITDA, as adjusted, as EBITDA excluding non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-cash impairment charges and write downs; restructuring and CEO transition costs; and non-cash share-based compensation expense.) EBITDA, as adjusted, is the earnings number reported in our press releases; a reconciliation of EBITDA, as adjusted, is included in our press releases and public filings. These metrics were selected by the committee following discussions with the chief executive officer and senior management on the business plan for fiscal 2009. EBITDA, as adjusted, was given a 60% weighting, based on the importance the committee subscribed to the company focusing on a return to profitability and raising its stock price. Achieving net working capital and transaction costs were each given a 20% weighting. Maintaining net working capital was identified by the committee and senior management as a corporate objective that would ensure enough capital to execute the company’s strategies. Achieving a strategic customer advantage by reducing transaction costs in both customer service and distribution was identified as critical in achieving positive EBITDA.

The chief executive officer’s, named executive officers’ and other officers’ 2009 incentive plan was based upon EBITDA positive performance. To receive any payout opportunity the company must have been EBITDA positive (regardless of achieving one or more of the other measures). For fiscal 2009, to achieve 100% payout for EBITDA, as adjusted, the company must have reached $6.4 million. There also was opportunity to receive two times the target payout if the company achieved $12.8 million of EBITDA, as adjusted. The actual EBITDA, as adjusted, loss for fiscal 2009 was ($19.4) million and therefore no payments were made to the chief executive officer, named executive officers and other officers under the 2009 incentive plan. Coming in at $31.9 million, we surpassed the target net working capital goal of $28.9. With a final transaction cost of $3.60, we also exceeded the transaction cost target of $4.00. However, since we were not EBITDA positive, these metrics did not result in any payout opportunity.

The net working capital was expressed as accounts receivable, accounts payable and inventory. The goal was to ensure enough working capital to support the company’s annual and long term plans. Transaction costs reflected the customer service and distribution center’s cost per each transaction completed. The goal was to reduce our transaction costs while maintaining quality customer service to help contribute to a positive EBITDA.

Discretionary Adjustments

The committee reviews the quality of our company’s performance and determines the extent to which performance goals under the short-term annual incentive plan are met at the end of each fiscal year, after completion of our company’s financial statements. The committee has the ability to adjust funding if the company is EBITDA positive, as adjusted. In fiscal 2009 we were not EBITDA positive, therefore no discretionary adjustments were made.

Actual Award Payments

For fiscal 2009, EBITDA, as adjusted, was ($19.4 million), resulting in no award payments under the short-term annual incentive plan.

Long-term Equity Incentives (Stock Options)

We provide the chief executive officer, named executive officers and other officers with long-term equity incentive compensation in order to tie a significant portion of each such person’s total compensation to the long-term financial results of the company and to align incentives more meaningfully with the interests of our shareholders. The committee feels that the granting of stock options is a source of motivation for our employees.

For fiscal 2009, there were no grants (except for new hire grants) made under the long-term equity incentive compensation program for chief executive officer, named executive officers and other officers due to market data and the availability of stock options in our omnibus plans. Carol Steinberg, who was hired in fiscal 2009, received options to purchase 100,000 shares of our common stock as part of her new hire package.

Stock Options

Stock options generally have a “grant date” that is the same date as the date of committee or board approval and have an exercise price equal to the fair market value on the grant date or, in some cases, equal to a higher stock price. In addition, the standard is for stock options to have a ten-year exercise term and vest 33% on each of the next three anniversaries of the date of grant, with limited exceptions, subject to the following post-termination and change of control provisions:

Event	Award Vesting	Exercise Term

Death or Disability	None	1 year
Retirement or Termination without Cause	None	90 days
Change of Control	Accelerated	NA

Retirement Benefits

We provide a qualified defined contribution plan, our 401(k) plan, for all eligible employees including the chief executive officer, named executive officers and other officers. Participants can defer up to 100% of their eligible compensation on a pre-tax basis up to the applicable Internal Revenue Service limits. In fiscal 2009 the company match equal to 50% of the first 6% of pay was suspended. The historical company match contributions vest 20% per year of vesting service and a participant is fully vested after five years.

We do not provide a defined benefit plan.

Compensation of New Executive Officer Hired in Fiscal 2009; Amended Employment Agreement for Chief Executive Officer

Keith Stewart

On February 23, 2010, we filed a current report on Form 8-K to disclose under Item 5.02 that on February 19, 2010, we entered into an amended and restated employment agreement (the “amended agreement”) with Mr. Keith Stewart, relating to the terms of his employment as chief executive officer. Mr. Stewart’s employment agreement, as previously in effect, was entered into on March 18, 2009 and established the terms under which Mr. Stewart served as our President and Chief Executive Officer. As previously reported on Form 8-K filed on February 3, 2010,

Mr. Stewart voluntarily relinquished his title as President, effective February 1, 2010, in connection with the appointment of Mr. G. Robert Ayd as our President.

In addition to amending the terms of the agreement as previously in effect, the amended agreement continues in effect the change in control severance provisions of Mr. Stewart’s Key Employee Agreement dated December 12, 2008, the term of which agreement ended as of December 12, 2009.

The terms of Mr. Stewart’s amended agreement include the following:

Term:  Until January 26, 2011, to be automatically extended for successive one-year periods unless terminated by either party by written notice at least 90 days prior to the end of the term or any extension thereof.

Annualized base salary:  A minimum of $650,000 through the original term of the amended agreement that ends January 26, 2011. The base salary will be subject to annual review by the board of directors.

Under the terms of his prior agreement effective as of January 26, 2009, (A) a portion of Mr. Stewart’s base salary at an annualized level of $500,000 was paid through a prior grant of 217,391 shares of restricted stock on August 27, 2008, which was fully vested on August 27, 2009, and (B) the remainder of the base salary at an annualized level of $150,000 was paid in cash in accordance with our normal payroll policies and procedures. Commencing on August 28, 2009, his base salary is being paid in cash.

Annual cash incentive:  Mr. Stewart will participate in our annual cash incentive plan. He will have a target bonus opportunity equal to 75% of his base salary based on our management incentive plan. The annual incentive plan financial goal(s) are established annually and approved by our compensation committee.

Long Term Incentive:  Under the amended agreement, Mr. Stewart will be entitled to receive a grant of stock options to purchase 500,000 shares of common stock if he remains employed by us through the date during fiscal 2010 (if any) that stock options are granted generally to other executive officers or, if earlier, the date of the public announcement of a fiscal quarter for which we report a positive EBITDA, as adjusted, or of certain changes in control. This grant is intended to replace 500,000 options Mr. Stewart was entitled to receive in fiscal 2009, which were not granted at that time. The exercise price of the stock options will be equal to the closing sale price of the common stock on the date of grant. In certain circumstances, Mr. Stewart may be entitled to either a cash payment in addition to the stock option or a cash payment in lieu of the stock option if certain types of change in control occur during fiscal 2010. The amounts of these payments would be related to appreciation in the market value per share of the common stock before the relevant event or the consideration per share paid in certain transactions, compared to the market value per share of the common stock on the last trading day of fiscal 2009.

Severance:  If Mr. Stewart’s employment is terminated without cause or he resigns from employment for good reason, whether or not pursuant to a change of control, he is eligible to receive twelve months of his base salary at the time of termination, one year of his target bonus opportunity amount for the fiscal year in which the removal or resignation occurs, and twelve months of medical coverage under COBRA. All transition and severance pay or benefits (including the change in control severance benefit described below) are conditional upon his execution of an effective release in a specified form.

The amended agreement also provides for payment of the following severance benefits in the event of certain changes of control as described above, and if such payments are made, they will be offset by the payments described in the preceding paragraph. Mr. Stewart will be entitled to severance pay equal to 24 months of base salary and continued group medical and dental insurance for 24 months if (1) an Event (as described below and defined in the amended agreement) occurs during the term of the amended agreement, and (2) within one year after the occurrence of such Event, Mr. Stewart’s employment is terminated involuntarily by us without Cause (as described below and defined in the amended agreement) or voluntarily by Mr. Stewart for Good Reason (as described below and defined in the amended agreement).

As defined in the amended agreement, the following terms, in general, have the following meanings. An “Event” means, with certain exceptions, the acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities; a change in a majority of our Board; approval by the shareholders of a reorganization, merger, consolidation or statutory exchange of our outstanding voting securities; or approval by the shareholders of a complete liquidation or dissolution of us or the sale or other disposition of all or substantially all of our assets. “Cause” means a material act or act of fraud which results in or is intended to result in Mr. Stewart’s personal enrichment at our expense; public conduct materially detrimental to our reputation; material violation of any written policy, regulation or practice of us; failure to adequately perform the duties of his position to our detriment; commission of conduct constituting a felony; habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance; or a material breach of any of the terms and conditions of the amended agreement, which breach remains uncured 10 days after receipt by the officer of written notice of such breach. “Good Reason” means a material reduction in Mr. Stewart’s duties, responsibilities or authority; a material reduction (greater than 10%), in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to him; our requiring him to be based at any office or location more than 50 miles from the previous location, or us requiring him to travel on company business to a substantially greater extent than previously required; or any material breach of the amended agreement by us. In addition, for any of these circumstances to constitute Good Reason the officer must have given notice thereof to us which we failed to cure within 30 days.

Board of Directors:  Mr. Stewart is a member of our board of directors. We have agreed to nominate Mr. Stewart for election to our board of directors at each annual shareholders meeting while he continues to serve as an executive officer of our company. Mr. Stewart has agreed to waive any director compensation to which he would otherwise be entitled while he serves as an executive officer.

Carol Steinberg

Ms. Steinberg’s compensation as senior vice president, e-commerce consists of base salary, short-term annual incentives and long-term equity incentives as well as eligibility for severance as stated in her offer letter. As part of her compensation package in fiscal 2009, Ms. Steinberg received an annualized base salary of $325,000 and a target annual incentive opportunity of 40% of her base salary, with the opportunity to achieve up to 80% of her base salary if our company’s financial performance met or exceeded the maximum award level goals. Her incentive in our annual management incentive plan was prorated based upon her hire date in fiscal 2009. A portion of her fiscal 2009 incentive payment was guaranteed at $112,500 to be paid no later than April 30, 2010. The fiscal 2009 balance payable following the end of the fiscal year would have been the actual incentive earned less $112,500.

Ms. Steinberg’s long-term equity incentives included options to purchase 100,000 shares of our common stock at a price per share equal to the closing price of our common stock as of her hire date. These options are to vest in 1/3 increments upon each anniversary of her employment start date and expire ten years from the date of grant.

In the event Ms. Steinberg’s employment is terminated without cause or she resigns from employment for good reason, she is eligible to receive the greater of (a) the severance pay and other transition benefits as defined in our severance guidelines in effect at the time of her termination or (b) 12 months of her base salary at the time of termination plus 12 months of subsidized medical coverage under COBRA. Ms. Steinberg is eligible for one year of base salary in a change of control severance situation. Any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code shall be Ms. Steinberg’s responsibility. All transition and severance pay or benefits are conditional upon her execution of an effective agreement that complies with applicable laws in which she releases our company and all related parties from any and all claims against them.

Accounting and Tax Considerations

Our general approach to the design of compensation programs and practices is to seek to meet the standards of Internal Revenue Code sections 162(m) and 409A in order to receive the most favorable tax treatment for our company for expenses relating to executive compensation. Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation over $1 million paid to our chief executive officer or any of the four other most highly compensated officers (subject to certain exceptions). The existing management incentive plan, approved by the shareholders at the 2007 annual meeting, is consistent with Section 162(m). The board of directors and the compensation committee intend that any grants of options or performance units under the omnibus stock plans and awards made under the management incentive plan meet the requirements of Section 162(m). The committee believes, however, that in order to retain the flexibility to compensate its named executive officers and other officers in a competitive environment in accordance with the principles discussed above, it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The committee will continue to consider future opportunities for compliance with Section 162(m) that it feels are in the best interests of our company and its shareholders. With respect to compliance with Section 409A of the Internal Revenue Code, while we do not maintain a deferred compensation plan, we currently structure our compensation programs and practices to comply with Section 409A and we plan to make any amendments as necessary.

Fiscal 2010

The compensation committee approved short-term annual incentive plan objectives for fiscal 2010 including EBITDA, as adjusted, net cash flow, and operating expenses, as adjusted. EBITDA, as adjusted, was chosen due to the continuing importance the committee places on a focus by senior management in bringing the company to profitability. The compensation committee approved net cash flow to ensure that the organization has enough working capital to execute on the fiscal year’s business plan. Operating expense, as adjusted, was selected to align every department in the company’s focus on reducing expenses and achieving the operating expense target. These three objectives are focused on the company’s return to positive EBITDA, while conserving working capital to ensure that we can execute on our growth plans and tightly manage our operating expenses. The company must achieve a positive EBITDA, as adjusted, threshold in order for management to receive any payout opportunity.

The chief executive officer and named executive officers have their 2010 short-term annual incentive plan based on certain company performance incentive measures, of which 60% is EBITDA, as adjusted, 20% is cash flow and 20% is operating expenses, as adjusted. In fiscal 2010 the award payout remains at 50% for achieving the minimum level of performance and 100% at target. There is also an opportunity to receive two times the target payout at maximum performance. The annual incentive results are reviewed by the committee regarding the quality of the company’s performance and determine the extent to which the performance goals under the annual incentive plan are met at the end of the fiscal year. The committee has the ability to make discretionary adjustments to funding and individual awards, so long as the minimum threshold for financial performance is met for the year. The committee reviewed the company’s performance incentive measures and determined that the short-term annual incentive plan does not incentivize unnecessary and excessive risk taking.

Establishment of Stock Ownership Guidelines for Officers and Directors

Our board established stock ownership guidelines for the company’s officers and members of the board of directors in February 2009. We previously did not have any ownership guidelines. These initial guidelines were established for the 2009 fiscal year, with the expectation that they would be reviewed in April 2010. Under these guidelines, each corporate officer is expected to commit funds equal to ten percent (10%) of such officer’s fiscal 2009 base salary towards the open-market purchase of company common stock over the course of the year. Similarly, each director is expected to commit funds equal to ten percent (10%) of such director’s fiscal 2009 annual cash retainer towards the open-market purchase of company common stock over the course of the year. These ownership targets are being complied with by all the corporate officers and directors.

Compensation Committee Report

The compensation committee of our board of directors has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Human Resources and
Compensation Committee

Randy S. Ronning (Chair)
Joseph F. Berardino
Robert J. Korkowski

Summary Compensation Table

The following table shows, for each of our named executive officers for fiscal 2009, 2008 and 2007 (if applicable), information concerning compensation earned for services in all capacities during fiscal 2009, 2008 and/or 2007. When setting total compensation for each of the named executive officers, the compensation committee reviews tally sheets that show the named executive officer’s current compensation, including equity and non-equity based compensation. The review of tally sheets by compensation committee members is used principally to inform their general perspective as to what our named executive officers actually received for compensation in the past several years, as compared with the compensation opportunity established by the compensation committee. The tally sheets, in the view of the committee, provide a view of total potential compensation to provide a context for the committee’s decisions about elements of compensation being considered. The committee’s use of tally sheets supplement information concerning competitive compensation practices and market trends and provide additional data points for decision making.

				Stock	Option	Non-Equity	All Other
		Salary	Bonus	Awards	Awards	Incentive Plan	Compensation		Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	Compensation ($)(4)	($)		($)

Keith Stewart	2009	361,539	—	—	—	—	—		361,539
Chief Executive Officer	2008	—	—	750,000	451,914	—	324,081	(5)	1,525,995
	2007	—	—	—	—	—	—		—
Frank Elsenbast(6)	2009	306,600	—	—	—	—	—		306,600
Senior Vice President and	2008	317,377	—	—	—	—	11,365	(7)	328,742
Chief Financial Officer	2007	294,231	—	—	725,000	183,225	14,903	(7)	1,217,359
Carol Steinberg	2009	212,500	112,500	—	55,205	—	95,786	(8)	475,991
Senior Vice President,	2008	—	—	—	—	—	—		—
E-Commerce	2007	—		—	—	—	—		—
Kris Kulesza	2009	325,000	—	—	—	—	—		325,000
Senior Vice President —	2008	212,500	—	—	285,660	—	103,152	(9)	601,312
Merchandising	2007		—	—	—	—	—		—
Nathan Fagre	2009	318,600	—	—	—	—	—		318,600
Senior Vice President	2008	329,839	—	—	—	—	8,265	(7)	338,104
and General Counsel	2007	309,231	—	—	580,000	202,071	13,816	(7)	1,105,118

(1)	Represents base salary paid during fiscal 2007, fiscal 2008 and/or fiscal 2009. As described above in the section entitled “Compensation of New Executive Officer Hired in Fiscal 2009; Amended Employment Agreement for Chief Executive Officer”, Keith Stewart was paid in the form of restricted stock instead of cash for his salary in fiscal 2008 and for a significant portion of his salary in fiscal 2009.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value of restricted stock awards granted as determined pursuant to FASB ASC Topic 718.

(3)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair values of stock option awards made to each individual during the respective fiscal year as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 11, Shareholders Equity — Stock-Based Compensation, of the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for fiscal 2009 and under Note 9, Shareholders Equity and Redeemable Preferred Stock — Stock-Based Compensation, of the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on April 16, 2009, and for fiscal 2007 filed with the SEC on April 29, 2008.

(4)	For fiscal 2007, amounts represent the performance-based compensation paid for performance through the long-term incentive plan (LTIP) covering fiscal years 2006-2007. No performance-based compensation was paid through the annual management incentive plan for fiscal 2007. There was no similar plan in place for fiscal 2008 or 2009.

(5)	Represents $74,081 in relocation expenses and a signing bonus in the amount of $250,000

(6)	On March 5, 2010, Mr. Elsenbast stepped down as our Senior Vice President & Chief Financial Officer and William McGrath was appointed interim Chief Financial Officer.

(7)	Represents receipt of an auto allowance of $1,015 in fiscal 2008 and $6,600 in fiscal 2007. Unless otherwise noted, named executive officers were eligible for an annual auto allowance in fiscal 2007. This auto allowance was discontinued during fiscal 2008. The amount also represents a company match in the 401(k) plan equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits: $10,350 and $8,303 for Mr. Elsenbast in fiscal 2008 and 2007 respectively, and $7,250 and $7,216 for Mr. Fagre in fiscal 2008 and 2007 respectively. The company match in the 401(k) plan was discontinued in 2008.

(8)	Represents $33,286 in commuting expenses paid in 2009 and a $62,500 incentive payment paid upon hire.

(9)	Represents $35,777 in relocation expenses, $61,750 incentive payment paid upon hire and a company match in the 401(k) plan ($5,625) equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits. The company match in the 401(k) plan was discontinued in 2008.

Grants of Plan-Based Awards in Fiscal 2009

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during fiscal 2009. During fiscal 2009 all option grants were awarded upon hire.

						All Other	All Other
						Stock	Option
						Awards:	Awards:
						Number of	Number of		Exercise or
			Estimated Future Payouts Under			Shares of	Securities		Base Price of	Grant Date Fair
			Non-Equity Incentive Plan Awards(1)			Stock or	Underlying		Stock or	Value of
	Date of	Grant	Threshold	Target	Maximum	Units	Options		Option Awards	Stock or Option
Name	Action	Date	($)	($)	($)	(#)(2)	(#)(2)		($/SH)	Awards ($)

Keith Stewart			243,750	487,500	975,000
Frank Elsenbast			61,320	122,640	245,280
Carol Steinberg	6/1/2009	6/1/2009	65,000	130,000	260,000		100,000	(3)	0.81	55,205
Kris Kulesza			65,000	130,000	260,000
Nathan Fagre			63,720	127,440	254,880

(1)	Reflects possible payouts under awards made to our executive officers under our annual management incentive plan. Payment of these awards was contingent upon our company achieving its sales and EBITDA, as adjusted, targets for fiscal 2009. No payment was made under our annual management incentive plan for fiscal 2009.

(2)	Amounts shown equal the number of shares granted at the fair value on date of grant.

(3)	Stock option grants vest in equal installments over a three year period beginning on the first anniversary date of grant.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at the end of fiscal 2009.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option
		Option	Options		Exercise
		(#)	(#)		Price	Option
Name	Grant Date	Exercisable	Unexercisable		($/Share)	Expiration Date

Keith Stewart	8/27/2008	62,500	187,500	(1)	$2.30	8/25/2018
	8/27/2008	31,250	93,750	(1)	$6.00	8/25/2018
	8/27/2008	31,250	93,750	(1)	$7.00	8/25/2018
Frank Elsenbast(2)	11/25/2002	1,530			$14.77	6/3/2010
	11/17/2003	16,667			$15.73	6/3/2010
	7/1/2004	4,950			$13.02	6/3/2010
	8/12/2004	25,000			$10.54	6/3/2010
	1/7/2005	25,000			$13.12	6/3/2010
	3/2/2005	10,664			$12.82	6/3/2010
	12/13/2007	125,000	125,000		$6.48	6/3/2010
Carol Steinberg	6/1/2009	—	100,000	(3)	$0.81	6/1/2019
Kris Kulesza	6/3/2008	50,000	100,000	(3)	$4.14	6/3/2018
Nathan Fagre	11/25/2002	12,347			$14.77	11/25/2010
	7/1/2004	16,500			$13.02	7/1/2014
	3/2/2005	26,660			$12.82	3/2/2015
	12/21/2006	66,666	33,334	(4)	$12.70	12/21/2016
	12/13/2007	100,000	100,000	(5)	$6.48	12/13/2017

(1)	Stock option grants vest in four equal annual installments beginning on August 25, 2009. Options expire 10 years from date of grant.

(2)	Mr. Elsenbast’s last date of employment with our company was March 5, 2010; all options expire 90 days following the termination of employment.

(3)	Stock option grant vests in three equal annual installments beginning on the first anniversary of the date of grant. Options expire 10 years from date of grant.

(4)	Stock option grant vests in three equal annual installments beginning on December 21, 2008.

(5)	Stock option grant vests over a four year period, with half of the grant vesting on December 13, 2009 and the remaining half vesting on December 13, 2011.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and vesting of equity awards held by our named executive officers during fiscal 2009:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)(1)

Keith Stewart	—	—	235,507	248,911
Frank Elsenbast	—	—	—	—
Carol Steinberg	—	—	—	—
Kris Kulesza	—	—	—	—
Nathan Fagre	—	—	—	—

(1)	Represents the fair market value of the common stock on August 27, 2009, the date of vesting.

Pension Benefits

We currently do not provide any pension benefits to our named executive officers and other officers.

Nonqualified Deferred Compensation

We currently do not provide any nonqualified deferred compensation plans to our named executive officers and other officers.

Severance Agreements and Severance Guidelines (non-change of control)

Our employment agreement with our chief executive officer, Keith Stewart, provides for severance payments in the event of his termination of employment under certain circumstances, as outlined in the summary of his employment agreement above. In addition, Carol Steinberg, Kris Kulesza and Nathan Fagre also have the right to receive severance payments under certain circumstances.

As a general policy, the company does not enter into severance agreements with its officers or other key employees. Instead, the company has severance pay guidelines for employees that are established at the direction of the compensation committee and may be modified or terminated at the committee’s discretion.

Potential Severance Payments upon Termination following a Change of Control

We have entered into change of control severance guidelines for the named executive officers and other officers at the company. Keith Stewart is eligible for two years of base salary severance pay if terminated without “cause” or he resigns for “good reason” within 12 months following a change of control. Carol Steinberg, Kris Kulesza, Nathan Fagre and all other officers are eligible for one year of base salary severance pay if they are terminated without “cause” or resign for “good reason” within 12 months following a change of control. In addition to the base salary severance pay, the officer will also be eligible to receive continued group medical insurance for the applicable time period.

Any such severance payments pursuant to the change of control severance agreements will be reduced dollar-for-dollar by any other severance payment the officer is entitled to receive from the company in connection with the termination of his or her employment. In order to receive the severance, the officer must sign a release of claims in favor of the company and be in compliance with the terms of the change of control severance agreement.

The term “cause” as used in the severance agreements means (i) a material act or act of fraud which results in or is intended to result in the officer’s personal enrichment at the expense of the company; (ii) public conduct by the officer materially detrimental to the reputation of company; (iii) material violation by the officer of any written company policy, regulation or practice; (iv) the officer’s failure to adequately perform the duties of the officer’s position to the detriment of the company; (v) commission of conduct constituting a felony; (vi) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance; or (vii) a material breach by the officer of any of the terms and conditions of the change of control severance agreement, which breach remains uncured 10 days after receipt by the officer of written notice of such breach.

The term “good reason” as used in the severance agreements means (i) a material reduction in the officer’s duties, responsibilities or authority; (ii) any material reduction (greater than 10%), in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the officer; (iii) material diminution in the duties, responsibilities or authority of the employee or officer to whom the officer is required to report; (iv) the company requiring the officer to be based at any office or location more than 50 miles from the location at which the officer was previously based or the company requiring the officer to travel on company business to a substantially greater extent than previously required; or (v) any material breach of the change in control severance agreement by the company. In addition, for any of these circumstances to constitute good reason the officer must have given notice thereof to the company which the company failed to cure within 30 days.

The potential payments upon change of control presented in the following tables assume a change of control date of January 30, 2010, the last day of our last completed fiscal year.

Potential Payments

In the event a named executive’s employment terminated on January 29, 2010, the named executive would have realized the payments set forth below:

Change of Control
& Qualifying
Name	Termination ($)

Keith Stewart	1,300,000
Frank Elsenbast	306,600
Carol Steinberg	325,000
Kris Kulesza	325,000
Nathan Fagre	318,600

DIRECTOR COMPENSATION FOR FISCAL 2009

We use a combination of cash and stock-based compensation to attract and retain qualified board members. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties as directors, committee members and chairs. The governance committee also reviews analyses completed by Towers Watson relative to director compensation. Towers Watson provides the governance committee with relevant market data, including data from proxy sources in our peer group, and alternatives to consider when making compensation decisions for director compensation.

The summary below represents compensation paid to directors during fiscal 2009. The director compensation program consists of an annual cash retainer for all board members, additional cash retainers for the non-executive chairman, committee chairs and audit committee members and an annual stock-based grant. Additionally, the non-executive chairman receives an annual stock option grant equal to an option to purchase 20,000 shares of common stock. New directors receive a one-time stock option grant equal to an option to purchase 30,000 shares of common stock upon joining the board. The annual retainer for directors did not increase during fiscal 2009. The annual grant of 8,000 restricted shares of common stock, subject to one-year vesting, also remained unchanged. A special retainer was paid to members of the special committee for review of strategic alternatives, with the chairman of that committee receiving an additional amount. The directors who are elected by the holders of the preferred stock do not receive compensation for their service as directors pursuant to the terms of our shareholders agreement with GE Equity (the holder of the preferred stock). In addition, Keith Stewart, our chief executive officer, did not receive any additional compensation for his service on the board of directors.

The following table shows information concerning compensation provided to each of our non-employee directors for services provided as a director during fiscal 2009.

	Fees Earned or
	Paid In Cash		Stock Awards	Option Awards	Total
Name	($)		($)(1)	($)(2)	($)

John D. Buck	172,500	(3)	16,720	0	189,220
Joseph F. Berardino	209,000	(4)	16,720	0	225,720
Edwin P. Garrubbo	83,750	(5)	21,879	60,903	166,532
Robert J. Korkowski	160,250	(6)	16,720	0	176,970
Randy S. Ronning	180,143	(7)	16,720	28,463	225,326

(1)	Amount reported represents 100% of the grant date fair value of the annual stock grant of 8,000 shares given to each of the directors. The valuation of these awards is based on the closing price of our common stock on June 25, 2009, the date of grant. Mr. Garrubbo received a pro-rated award granted to him on July 24, 2009. These shares are restricted and vest in full on June 23, 2010, the day before our 2010 Annual Meeting.

(2)	The amounts shown are the grant date fair values of stock option awards made to each individual during fiscal 2009 as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 11, Shareholders Equity — Stock-Based Compensation, of the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for fiscal 2009, filed with the SEC on April 15, 2010.

(3)	Consists of: $65,000 annual board retainer, $32,500 for serving as chairman of the board of directors for a portion of the fiscal year, and $75,000 for service on two special committees of the board.

(4)	Consists of: $65,000 annual board retainer, $10,000 for serving as a member of the audit committee, $9,000 for serving as chairman of the governance committee, and $125,000 for service on two special committees of the board (including service as chairman of one of the committees).

(5)	Consists of: $33,750 annual board retainer (as a pro-rated portion of the second, and the third quarter and fourth quarters of fiscal 2009), and $50,000 for service as a member of a special committee of the board.

(6)	Consists of: $65,000 annual board retainer, $20,000 for serving as chair of the audit committee and $75,000 for service as a member of two special committees of the board.

(7)	Consists of: $65,000 annual board retainer, $39,110 for serving as chairman of the board of directors for a portion of the fiscal year, $9,560 for serving as a member of the audit committee, $11,473 for serving as chairman of the compensation committee and $55,000 for service on two special committees of the board.

The governance committee generally reviews and makes recommendations to the board of directors as to director compensation issues at its June board meeting, with advice and analysis from its independent compensation advisor, Towers Watson. Under the current director compensation structure, each director receives an annual retainer of $65,000 (payable quarterly). In addition, the chairman of the board receives a supplemental annual retainer of $65,000 and an annual grant of 20,000 stock options; the chairman of the audit committee receives a supplemental annual retainer of $20,000; the chairman of the compensation or governance committee receives a supplemental annual retainer of $12,000; and members of the audit committee receive a supplemental annual retainer of $10,000. Furthermore, under the current compensation program, each director is awarded 8,000 shares of restricted stock at the June meeting, subject to a one-year vesting requirement. Directors do not receive any per-meeting fees. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees. Directors who serve on special committees of the board which are established from time to time may receive additional compensation as determined by the board.

CERTAIN TRANSACTIONS

Strategic Alliance with GE Equity and NBC Universal

In March 1999, we entered into a strategic alliance with GE Capital Equity Investments, Inc. (“GE Equity”) and NBC Universal, Inc. (“NBCU”) pursuant to which we issued Series A Redeemable Convertible Preferred Stock and common stock warrants, and entered into a shareholder agreement, a registration rights agreement, a distribution and marketing agreement and, the following year, a trademark license agreement. On February 25, 2009, we entered into an exchange agreement with the same parties, pursuant to which GE Equity exchanged all outstanding shares of our Series A Preferred Stock for (i) 4,929,266 shares of our Series B Redeemable Preferred Stock, (ii) warrants to purchase up to 6,000,000 shares of our common stock at an exercise price of $0.75 per share and (iii) a cash payment in the amount of $3.4 million. Immediately after the exchange, the aggregate equity ownership of GE Equity and NBCU in our company was as follows: (i) 6,452,194 shares of common stock, (ii) warrants to purchase up to 6,029,487 shares of common stock and (iii) 4,929,266 shares of Series B Preferred Stock. In connection with the exchange, the parties also amended and restated both the shareholder agreement and the registration rights agreement. The outstanding agreements with GE Equity and NBCU are described in more detail below.

Series B Preferred Stock

On February 25, 2009, we issued 4,929,266 shares of Series B Preferred Stock to GE Equity. The shares of Series B Preferred Stock are redeemable at any time by us for the initial redemption amount of $40.9 million, plus accrued dividends. The Series B Preferred Stock accrues cumulative dividends at a base annual rate of 12%, subject to adjustment. All payments on the Series B Preferred Stock will be applied first to any accrued but unpaid dividends, and then to redeem shares.

30% of the Series B Preferred Stock (including accrued but unpaid dividends) is required to be redeemed on February 25, 2013, and the remainder on February 25, 2014. In addition, the Series B Preferred Stock includes a cash sweep mechanism that may require accelerated redemptions if we generate excess cash above agreed upon thresholds. Specifically, our excess cash balance at the end of each fiscal year, and at the end of any fiscal quarter during which we sell our auction rate securities or dispose of assets or incur indebtedness above agreed upon thresholds, must be used to redeem the Series B Preferred Stock and pay accrued and unpaid dividends thereon. Excess cash balance is defined as our company’s cash and cash equivalents and marketable securities, adjusted to (i) exclude auction rate securities, (ii) exclude cash pledged to vendors to secure purchase price of inventory, (iii) account for variations that are due to our management of payables, and (iv) provide us a cash cushion of at least $20 million. Any redemptions as a result of this cash sweep mechanism will reduce the amounts required to be redeemed on February 25, 2013 and February 25, 2014. The Series B Preferred Stock (including accrued but unpaid dividends) is also required to be redeemed, at the option of the holders, upon a change in control.

The Series B Preferred Stock is not convertible into common stock or any other security, but initially will vote with the common stock on a one-for-one basis on general corporate matters other than the election of directors. In addition, the holders of the Series B Preferred Stock have certain class voting rights, including the right to elect the GE Equity director-designees described below.

Amended and Restated Shareholder Agreement

On February 25, 2009, we entered into an amended and restated shareholder agreement with GE Equity and NBCU, which provides for certain corporate governance and standstill matters. The amended and restated shareholder agreement provides that GE Equity is entitled to designate nominees for three out of nine members of our board of directors so long as the aggregate beneficial ownership of GE Equity and NBCU (and their affiliates) is at least equal to 50% of their beneficial ownership as of February 25, 2009 (i.e. beneficial ownership of approximately 8.75 million common shares), and two out of nine members so long as their aggregate beneficial ownership is at least 10% of the “adjusted outstanding shares of common stock,” as defined in the amended and restated shareholder agreement. In addition, the amended and restated shareholder agreement provides that GE

Equity may designate any of its director-designees to be an observer of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees.

The amended and restated shareholder agreement requires the consent of GE Equity prior to our entering into any material agreements with any of CBS, Fox, Disney, Time Warner or Viacom, provided that this restriction will no longer apply when either (i) our trademark license agreement with NBCU (described below) has terminated or (ii) GE Equity is no longer entitled to designate at least two director nominees. In addition, the amended and restated shareholder agreement requires the consent of GE Equity prior to our exceeding certain thresholds relating to the issuance of securities, the payment of dividends, the repurchase of common stock, acquisitions (including investments and joint ventures) or dispositions, and the incurrence of debt; provided, that these restrictions will no longer apply when both (i) GE Equity is no longer entitled to designate three director nominees and (ii) GE Equity and NBCU no longer hold any Series B Preferred Stock. We are also prohibited from taking any action that would cause any ownership interest by us in TV broadcast stations from being attributable to GE Equity, NBCU or their affiliates.

The shareholder agreement provides that during the standstill period (as defined in the shareholder agreement), subject to certain limited exceptions, GE Equity and NBCU are prohibited from: (i) any asset/business purchases from us in excess of 10% of the total fair market value of our assets; (ii) increasing their beneficial ownership above 39.9% of our shares; (iii) making or in any way participating in any solicitation of proxies; (iv) depositing any securities of our company in a voting trust; (v) forming, joining or in any way becoming a member of a “13D Group” with respect to any voting securities of our company; (vi) arranging any financing for, or providing any financing commitment specifically for, the purchase of any voting securities of our company; (vii) otherwise acting, whether alone or in concert with others, to seek to propose to us any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving us, or nominating any person as a director of our company who is not nominated by the then incumbent directors, or proposing any matter to be voted upon by our shareholders. If, during the standstill period, any inquiry has been made regarding a “takeover transaction” or “change in control,” each as defined in the shareholder agreement, that has not been rejected by the board of directors, or the board pursues such a transaction, or engages in negotiations or provides information to a third party and the board has not resolved to terminate such discussions, then GE Equity or NBCU may propose to us a tender offer or business combination proposal.

In addition, unless GE Equity and NBCU beneficially own less than 5% or more than 90% of the adjusted outstanding shares of common stock, GE Equity and NBCU shall not sell, transfer or otherwise dispose of any securities of our company except for transfers: (i) to certain affiliates who agree to be bound by the provisions of the shareholder agreement, (ii) that have been consented to by us, (iii) pursuant to a third-party tender offer, (iv) pursuant to a merger, consolidation or reorganization to which we are a party, (v) in an underwritten public offering pursuant to an effective registration statement, (vi) pursuant to Rule 144 of the Securities Act of 1933, or (vii) in a private sale or pursuant to Rule 144A of the Securities Act of 1933; provided, that in the case of any transfer pursuant to clause (v), (vi) or (vii), the transfer does not result in, to the knowledge of the transferor after reasonable inquiry, any other person acquiring, after giving effect to such transfer, beneficial ownership, individually or in the aggregate with that person’s affiliates, of more than 10% (or 16.2%, adjusted for repurchases of common stock by our company, in the case of a transfer by NBCU) of the adjusted outstanding shares of the common stock.

The standstill period will terminate on the earliest to occur of (i) the ten-year anniversary of the amended and restated shareholder agreement, (ii) our entering into an agreement that would result in a “change in control” (subject to reinstatement), (iii) an actual “change in control” (subject to reinstatement), (iv) a third-party tender offer (subject to reinstatement), or (v) six months after GE Equity and NBCU can no longer designate any nominees to the board of directors. Following the expiration of the standstill period pursuant to clause (i) or (v) above (indefinitely in the case of clause (i) and two years in the case of clause (v)), GE Equity and NBCU’s beneficial ownership position may not exceed 39.9% of our diluted outstanding stock, except pursuant to issuance or exercise of any warrants or pursuant to a 100% tender offer for our company.

Registration Rights Agreement

On February 25, 2009, we entered into an amended and restated registration rights agreement providing GE Equity, NBCU and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights.

NBCU Trademark License Agreement

On November 16, 2000, we entered into a trademark license agreement with NBCU, pursuant to which NBCU granted us an exclusive, worldwide license for a term of ten years to use certain NBC trademarks, service marks and domain names to rebrand our business and corporate name and website. We subsequently selected the names ShopNBC and ShopNBC.com.

Under the license agreement we have agreed, among other things, to (i) certain restrictions on using trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBCU, (ii) the loss of our rights under the license with respect to specific territories outside of the United States in the event we fail to achieve and maintain certain performance targets in such territories, (iii) not own, operate, acquire or expand our business to include certain businesses without NBCU’s prior consent, (iv) comply with NBCU’s privacy policies and standards and practices, and (v) not own, operate, acquire or expand our business such that one-third or more of our revenues or our aggregate value is attributable to certain services (not including retailing services similar to our existing e-commerce operations) provided over the internet. The license agreement also grants to NBCU the right to terminate the license agreement at any time upon certain changes of control of our company, in certain situations upon the failure by NBCU to own a certain minimum percentage of our outstanding capital stock on a fully diluted basis, and certain other situations. On March 28, 2007, we and NBCU agreed to extend the term of the license by six months, such that the license would continue through May 15, 2011, and to provide that certain changes of control involving a financial buyer would not provide the basis for an early termination of the license by NBCU.

Credit Card Agreement with Affiliate of GE Equity

During fiscal 2006, we introduced and established a private label and co-branded revolving consumer credit card program (the “Program”). The Program is made available to all qualified consumers for the financing of purchases of products from ShopNBC and for the financing of purchases of products and services from other non-ShopNBC retailers. The issuing bank is the sole owner of the account issued under the program and absorbs all losses associated with non-payment by cardholders. The issuing bank, which is an affiliate of GE Equity, pays fees to us based on the number of credit card accounts activated and on card usage The Program provides a number of benefits to customers including an awards program, deferred billing options and other special offers. During fiscal 2009 and fiscal 2008, customer use of the private label and co-branded cards accounted for approximately 16% and 21% of our television and internet sales, respectively. We believe that the use of the ShopNBC credit card furthers customer loyalty and reduces our overall bad debt exposure since the credit card issuing bank bears the risk of bad debt on ShopNBC credit card transactions that do not utilize our ValuePay installment payment program.

Consulting Agreement with Creative Commerce

In April 2009, we entered into marketing agreements with Creative Commerce and its subsidiary, International Commerce Agency, LLC (“International Commerce”), under which Creative Commerce and International Commerce agreed to provide consulting services to the Company in the electronic retailing industry. One of our directors, Edwin Garrubbo, is the majority owner of both Creative Commerce and International Commerce. These agreements were entered into prior to the time that Mr. Garrubbo was considered as a possible candidate for the board of directors, and the existence of the agreements was disclosed to and considered by the board in light of the related person transaction approval policy as part of the process in selecting him to fill a vacancy on the board, and was also disclosed in a filing on a Current Report on Form 8-K at the time of his election to the board of directors. Under the agreements, the Company paid to these companies cash retainers in an aggregate amount of $75,000 in fiscal 2009, and the Company also agreed to pay commissions to these companies based on sales of specified products through vendors identified by these companies. In fiscal 2009, no commissions were paid to Creative Commerce and International Commerce. At this time, the total commissions that Creative Commerce may earn in fiscal 2010 cannot be estimated; as of April 30, 2010 approximately $100,000 in commissions had been paid and it is likely that the total amount in fiscal 2010 will exceed $120,000, the threshold under the related person transaction approval policy discussed below.

Related Person Transactions Approval Policy

In February 2007, our board of directors adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. This policy applies to any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest where such person’s interest in the transaction(s) involves at least $120,000 in value. In order for the transaction, arrangement or relationship to be subject to this policy, there must a financial aspect to the transaction, which may, for example, involve payments between us and the related person or otherwise providing value to one of the parties.

Under the policy, a related person is any (1) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of our company; (2) greater than 5% beneficial owner of our common stock; or (3) immediate family member of the foregoing. Immediate family member include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons- and daughters-in law, and brothers- and sisters-in-law and anyone residing in such person’s home, except for tenants or employees.

Prior to entering into any related person transaction, the audit committee of our board of directors must be presented with the relevant information about the proposed transaction, in order for the committee to assess whether the related person transaction is beneficial to our company and the proposed terms are fair to us. The committee is authorized to approve, deny, or approve subject to specified conditions, any related party transaction in its sole discretion. The policy also outlines certain factors that the audit committee may take into account in considering a related person transaction, and itemizes certain routine transactions which are exempt from the policy.

The types of routine transactions that are exempt from the company’s related person transaction policy consist of:

•	any employment by the company of an executive officer of the company if (a) the related compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K or (b) the executive officer is not an immediate family member of another executive officer, director or 5% or greater shareholder of the company, the related compensation would be reported in the company’s proxy statement under Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and the company’s human resources and compensation committee approved (or recommended that the board of directors approve) the compensation;

•	any compensation paid to a director if the compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K;

•	any transaction in which the related person’s interest arises solely from the ownership of the company’s common stock and all holders of the company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

•	any transaction with another company at which a related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registration, trustee under a trust indenture, or similar services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of any class of our voting securities to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission. Based on a review of reports filed by these reporting persons and written representations by our directors and executive officers, we believe that all of our directors, executive officers and persons who own more than ten percent of any class of our voting securities complied with all filing requirements applicable to them during fiscal 2009 except that (i) a Form 4 reporting an open market purchase by Michael A. Murray, senior vice president, operations, on March 2, 2009 was not filed on a timely basis but was subsequently reported on March 25, 2009, (ii) a Form 4 reporting an open market purchase by Kris M. Kulesza, senior vice president, merchandising on March 16, 2009 was reported one day late on March 19, 2009, (iii) Forms 4 reporting open market purchases by Kris M. Kulesza as an indirect owner on March 9, March 10, March 12, March 19, March 23 and April 2, 2009 were not filed on a timely basis but were subsequently reported on April 6, 2009, (iv) Forms 4 reporting the annual stock grant given to each of our then-serving directors on June 25, 2009 were reported one day late on June 30, 2009, and (v) a Form 4 reporting an open market purchase by Edwin P. Garrubbo, director, on December 3, 2009 was not filed on a timely basis but was subsequently reported on December 22, 2009.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the meeting other than as described in this proxy statement. If any other matters shall properly come before the meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxies as to any matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of our company.

Our annual report on Form 10-K for fiscal 2009, including financial statements, is being mailed with this proxy statement to certain of our shareholders who previously have requested paper copies. Shareholders who receive a Notice Regarding the Availability of Proxy Materials should follow the instruction on the notice for obtaining paper copies of the annual report on Form 10-K and the proxy statement.

Our annual report on Form 10-K for fiscal 2009 and the proxy statement are available for viewing on-line, printing or downloading at www.valuevisionmedia.com/proxy.

Shareholders who wish to obtain an additional copy of our annual report on Form 10-K for fiscal 2009 may do so without charge by writing to us at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

By Order of the Board of Directors

Nathan E. Fagre
Senior Vice President, General Counsel and Secretary

VALUEVISION MEDIA, INC.
6740 SHADY OAK ROAD EDEN PRAIRIE,MN 55344-3433
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐

1.	Election of Directors Nominees

01 Joseph F. Berardino	02 John D. Buck	03 Edwin P. Garrubbo	04 Robert J. Korkowski	05 Randy S. Ronning
06 Keith R. Stewart

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

VALUEVISION MEDIA, INC.
Annual Meeting of Shareholders
June 24, 2010 9:00 AM
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Keith R. Stewart and William J. McGrath, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VALUEVISION MEDIA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 09:00 AM, CDT on 6/24/2010, at the ValueVision Media, Inc. Corporate Offices 6740 Shady Oak Road Eden Prairie, MN 55344, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side